As filed with the Securities and Exchange Commission on November 5, 1999

                                             Registration No. 333-

               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549

                            FORM S-8
    REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933




                     SCHOOL SPECIALTY, INC.
     (Exact Name of Registrant as Specified in its Charter)

      Delaware                                   39-0971239
     (State of                                (I.R.S. Employer
   Incorporation)                              Identification
                                                   Number)



     426 West College Avenue
      P.O. Box 1579
     Appleton, Wisconsin                         54912-1579
(Address of Principal Executive Offices)         (Zip Code)



 SCHOOL SPECIALTY, INC. AMENDED AND RESTATED 1998 STOCK INCENTIVE PLAN



      Daniel P. Spalding, Chief Executive Officer
                School Specialty, Inc.
                426 West College Avenue
                     P.O. Box 1579
            Appleton, Wisconsin 54912-1579
        (Name and Address of Agent for Service)
                    (920) 734-2756
  (Telephone Number, including area code, of Agent for Service)



                       Copy to:

                   Scott A. Moehrke
                 Godfrey & Kahn, S.C.
                780 North Water Street
           Milwaukee, Wisconsin  53202-3590
                    (414) 273-3500




            CALCULATION OF REGISTRATION FEE

 Title of                      Proposed maximum  Proposed maximum   Amount of
securities to     Amount to     offering price      aggregate      registration
be registered   be registered    per share(1)    offering price(1)    fee(1)

Common Stock,      571,685           N/A           $8,968,308        $2,493.19
$.001 par value

(1) The registration fee was calculated pursuant to Rule
457(c) and Rule 457(h)(1) under the Securities Act of
1933, as amended (the "Securities Act"). The registration fee is based on the average of the high and low price of a share of School Specialty, Inc. common stock on November 2, 1999 on the Nasdaq National Market, as reported in the Midwest Edition of The Wall Street
Journal on November 3, 1999.

                        PART II

  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     The following documents are incorporated by reference in this Registration Statement:

     (a)  The Registrant's Form 10-K for the year ended April 24, 1999;

     (b)  The Registrant's Form 10-Q for the quarter ended July 24, 1999;

     (c) The Registrant's current reports on Form 8-K filed on April 26, 1999 and July 14, 1999; and

     (d) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement filed pursuant to
          Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all shares offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 6.   Indemnification of Directors and Officers.

          Article Eight of the Registrant's Certificate of Incorporation provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the General
     Corporation Law of the State of Delaware.

          Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action (i.e., one by or in the right of the corporation), indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

          Article Seven of the Registrant's Certificate of Incorporation states that directors of the Registrant will not be liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section
     174 of the General Corporation Law of the State of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

          Article IV of the Registrant's Bylaws
     provides that the Registrant shall indemnify its officers and directors (and those serving at the request of the Registrant as an officer or director of another corporation, partnership, joint venture, trust or other enterprise), and may indemnify its employees and agents (and those serving at the request of the Registrant as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, if such officer, director, employee or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In a derivative action, indemnification shall be limited to expenses (including attorneys' fees) actually and reasonably incurred by such officer, director, employee or agent in the defense or settlement of such action or suit, and no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

          Unless the Board of Directors of the
     Registrant otherwise determines in a specific case, expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Registrant.

Item 8.   Exhibits.

     4     School Specialty, Inc. Amended and Restated 1998 Stock
           Incentive Plan.

     5 Opinion of Godfrey & Kahn, S.C. regarding legality of the Common Stock being registered.

     23.1  Consent of Godfrey & Kahn, S.C., included in Exhibit 5.

     23.2  Consent of PricewaterhouseCoopers LLP.

     23.3  Consent of Ernst & Young LLP.

     24    Powers of Attorney.

Item 9.   Undertakings.*

     The Registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


____________________

*Paragraphs correspond to Item 512 of Regulation S-K.

                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Appleton, State of Wisconsin, on September 28, 1999.

                              SCHOOL SPECIALTY, INC.


                              By: /s/ Daniel P. Spalding
                                 -------------------------
                                 Daniel P. Spalding
                                 Chief Executive Officer and
                                 Chairman of the Board



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



 /s/ Daniel P. Spalding                             Date:  September 28, 1999
-------------------------
Daniel P. Spalding
Chief Executive Officer and Chairman of the Board
(Principal Executive Officer)



 /s/ Mary M. Kabacinski                             Date:  September 28, 1999
--------------------------
Mary M. Kabacinski
Executive Vice President and
Chief Financial Officer
(Principal Financial and Accounting Officer)


Directors:  David J. Vander Zanden, Jonathan J. Ledecky, Leo C. McKenna,
            Rochelle Lamm Wallach and Jerome M. Pool.


By: /s/ Daniel P. Spalding                          Date:  September 28, 1999
  -----------------------------------
   Daniel P. Spalding, as Attorney-in-Fact*

*Pursuant to authority granted by power of attorney, copies of which are filed herewith as Exhibit 24.

                     EXHIBIT INDEX

Exhibits

    4      School Specialty, Inc. Amended and Restated 1998 Stock
           Incentive Plan.

    5 Opinion of Godfrey & Kahn, S.C. regarding legality of the Common Stock being registered.

    23.1   Consent of Godfrey & Kahn, S.C., included in Exhibit 5.

    23.2   Consent of PricewaterhouseCoopers LLP.

    23.3   Consent of Ernst & Young LLP.

    24     Powers of Attorney.